February 19, 1997

Mr. Philippe Lemaitre
60 West Juniper Lane
Moreland Hills, OH  44022

Dear Mr. Lemaitre:

     We are pleased to offer you the position of Vice President and Chief Technology Officer of AMP Incorporated (the "Company"), a corporation formed under the laws of Pennsylvania. As Vice President and Chief Technology Officer, you will report directly to me, serve as a member of the Company's Global Planning Committee, and have overall global responsibility for the Company's technology and research and development functions. In addition, you will be expected to assume such other duties and responsibilities as may be assigned to you from time to time by me, the CEO or the Board of the Company.

Our offer includes the following terms and conditions:

     1. The base annual salary will be $300,000, payable semi-monthly and less all taxes, social security payments and other charges required to be deducted by the Company. This compensation is subject to annual review and adjustment as deemed appropriate by the CEO and me in consultation with the Compensation and Management Development Committee of the Board; increases are dependent on your performance and are not guaranteed. You will be reimbursed for reasonable and legitimate business and travel expenses incurred in your performance on behalf of the Company, in accordance with the Company's policies as established from time to time.

     2. There is no fixed term of employment and your employment with the Company will be "at will" for an indefinite period of time. However, if your employment with the company terminates at any time within the initial twelve months following your start date for reasons other than your death or voluntary resignation, the semi-monthly payments of your base annual salary will continue for the period of your unemployment or for six months, whichever is shorter.

     3. You will be designated a participant in the annual cash bonus plan for officers, the Management Incentive Plan, and will be entitled to an initial cash bonus distribution under this Plan in the first quarter of 1998 based on the Company's performance in 1997. The amount of that distribution will be the greater of the amount that would normally be paid to you under the terms of the Plan based on your assigned level of participation (a 35% target bonus) or $60,000.

     4. The Company agrees to grant you effective on your start date a total of 17,500 nonqualified stock options issued under the Company's 1993 Long-Term Equity Incentive Plan, which options will have an exercise price equal to the fair market value of Company common stock on the grant date, will vest on the third anniversary of grant, and will be exercisable thereafter during your employment until the tenth anniversary of the grant date. In addition, in line with the Company's grant practices with respect to your peer executive officers you will be considered for grants of additional stock options and/or performance restricted shares of Company common stock under the Company's 1993 Long Term Equity Incentive Plan, commencing in July, 1997, at a level commensurate with your salary.

     5. You will be entitled to participate in such group benefit plans as may be established from time to time with respect to the Company's employees of similar position, which currently include but are not limited to health insurance, short-term and long-term disability programs, travel accident insurance, a tax-qualified pension plan, a nonqualified supplemental executive pension plan, a tax-qualified 401(k) retirement savings plan, and a nonqualified deferred compensation plan, but which are subject to change. You will begin to accrue a fully vested pension benefit under the Company's pension formula based upon your Company salary and annual cash bonus immediately upon hire, without having to first serve an eligibility waiting period. To the extent that the Company is constrained by law or by plan provision from providing the foregoing pension benefits under the Company's tax-qualified pension plan, this pension benefit will be provided under the Company's nonqualified supplemental executive pension plan. Due to legal and plan constraints your participation in the Company's tax-qualified 401(k) savings plan cannot commence until your first anniversary of hire, but you will be eligible to participate in the Company's nonqualified deferred compensation plan commencing on the April 1, July 1 or October 1 next following your start date, and any Company matching contribution you receive under that plan will be fully vested. In addition, management will recommend to the Compensation and Management Development Committee of the Company's Board of Directors that you be approved for enrollment as a participant in the Company's supplemental pension plan for mid-career hired executives, under which your Company-provided age 65 pension benefit (i) upon completion of five years of Company service would be no less than 15% of your high three consecutive years average salary plus annual cash bonus, (ii) upon completion of six years of Company service would be no less than 18% of such average, (iii) upon completion of seven years of Company service would be no less than 21% of such average, (iv) upon completion of eight years of Company service would be no less than 24% of such average, (v) upon completion of nine years of Company service would be no less than 27% of such average, and (vi) upon and after completion of ten years of service would be no less than 30% of such average.

     6. Effective January 1, 1998, you will be afforded the benefit of life insurance coverage under the Company's split dollar life insurance plan for executives; prior to that date you will be covered under the Company's group term life insurance plan.

     7. You will be offered the opportunity to receive financial and estate planning counseling under the terms of the program that the Company has developed with The AYCO Corporation.

     8. You will be entitled to 3 weeks of vacation per calendar year.

     9. The Company expects you to relocate to the Harrisburg, Pennsylvania area within a reasonable period of time. You will be reimbursed the reasonable cost of moving, including the usual and customary costs associated with the sale of your home in Ohio and the purchase of a new home, temporary living expenses in Harrisburg for you and your family for a reasonable period of time (not to exceed 30 days), and the costs of the move of your household goods from Ohio, all on the basis of those reimbursements being grossed up as necessary to avoid incremental federal and state income tax to you and in accordance with the Company's current relocation policies. These costs must be processed by December 31, 1997. In addition, the services of PHH Relocation Services are, at your option, available to assist with the sale of your Ohio house. The PHH Relocation Services must be requested through the Human Resources Department by July 31, 1997 to ensure that the process is completed by December 31, 1997.

     10. You agree to devote your full business time and best efforts to the faithful performance of your duties and responsibilities as assigned by me, the CEO or the Board of the Company, to the exclusion of any other employment, affiliation, activity or investment that would interfere with, compete with or constitute a conflict of interest with your efforts devoted on behalf of the Company.

     11. In consideration of the compensation and benefits extended to you in this officer of employment, you agree to sign the standard Company limited non-competition, intellectual property and confidentiality agreements (copies enclosed) that apply during your employment with the Company and for the period of time after termination of employment that is indicated in each respective agreement. These obligations shall survive termination or expiration of your employment with the Company.

     12. This offer is contingent on you satisfactorily meeting the Company's pre-employment physical requirements and upon a negative pre-employment drug screening test, which must be conducted within 48 hours of your receipt of an employment officer that you accept. Concerning the Company's physical requirements, the enclosed Employee Health Questionnaire should be completed by you and forwarded to us in the pre- addressed envelope as soon as possible upon your acceptance of the offer. Concerning the drug screening test, facilities in Ohio authorized to conduct the screening test are listed in the enclosed paperwork. Please call the facility of your choice to set up an appointment within the prescribed 48-hour period, and take with you to the testing facility the enclosed related drug screening paperwork. The cost of this drug screening will automatically be billed to AMP by the facility.

     13. This offer of employment is personal to you and may not be assigned or transferred to any third party. These terms of employment are binding on the Company and its affiliates and subsidiaries and are assignable only in connection with the transfer of a substantial portion of the assets of the Company, without your prior consent.

     The terms of this offer of employment may not be changed or waived except in a writing duly executed by both you and an authorized representative of the Company.

     Soon after our receipt of your acceptance of this offer, you will be contacted by mail by our Human Resources Department to initiate our benefit enrollment process and to otherwise inform you about our employment sign-in process (covering matters such as proof of identity, documentation of your eligibility to work in the U.S., and the standard intellectual property and confidentiality agreements referred to above).

     If the foregoing is acceptable to you, please indicate your acceptance by signing a copy of this letter on the line provided below and returning it to me. We would like for you to begin your employment as soon as reasonably practical, but in any event on or before April 1, 1997. If you have any questions or need clarification on our offer, please let me know.

Very truly yours,

AMP Incorporated

      /s/   J. E. Marley
By:______________________________
     James E. Marley
     Chairman of the Board


Accepted and agreed, intending to be legally bound hereby.


  /s/   Philippe Lemaitre
---------------------------------
     Philippe Lemaitre

Enclosures